SUB-ITEM 77H

Change in Control of the Fund -

As of October 31, 2001, the following person or entity now own more than 25% of a fund's voting security:


PERSON/ENTITY                               FUND                      PERCENTAGE

TRS MFS DEF Contribution Plan               MFS Global Equity Fund    35.65%
                                            Class I

R. Joseph, R. Harter, J. Zimmerman TRS      MFS Global Equity Fund    63.18%

TRS MFS DEF Contribution Plan               MFS Global Total Return   99.99%
                                            Fund - Class I


As of October 31, 2001, the following persons or entity that no longer owns 25% of a fund's voting security:


PERSON/ENTITY                                FUND

MLPF&S For the Sole Benefit of It's Customers MFS Utilities Fund -
                                              Class C


SEI Trust Co                                   MFS Utilities Fund -
                                               Class I